Exhibit 99.1

American Public Education Reports Second Quarter 2019 Results

CHARLES TOWN, W.Va., Aug. 6, 2019 /PRNewswire/ -- American Public Education, Inc. (Nasdaq: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCN) – announced financial results for the quarter ended June 30, 2019.

Recent Highlights:

  Consolidated revenue decreased 3% to $70.6 million, compared to $72.8 million in the second quarter of 2018.

  Net income decreased to $4.9 million, or $0.30 per diluted share, compared to net income of $6.5 million, or $0.39 per diluted share, in the second quarter of 2018.

  Net course registrations at APUS decreased 1% year-over-year in the second quarter of 2019. Net course registrations by new students decreased by approximately 2% year-over-year in the second quarter of 2019.1

  As of June 30, 2019, APUS student enrollment decreased 1% to 80,300 students, compared to the prior year. 2

  For the three months ended June 30, 2019, total student enrollment at HCN declined by 24% year-over-year and new student enrollment decreased by approximately 35% year-over-year.3

"While the quarter met our expectations, we are by no means satisfied with the results and remain focused on aggressively pursuing our improvement initiatives," said Dr. Wallace Boston, president of APUS and chief executive officer of APEI. "We are moving forward with conviction that the successful execution of our improvement initiatives will deliver enhanced value for all our stakeholders, both in the near- and long-term. Based on the continued strength in our core business at APUS, and early indicators around our rebuilding efforts at HCN, we are optimistic about our efforts to maximize the inherent value in our existing assets and the improvement opportunities ahead."

Financial Results:

Total consolidated revenue for the second quarter of 2019 decreased by 3% to $70.6 million, compared to total revenue of $72.8 million in the second quarter of 2018. This decrease was driven by a $2.0 million, or 21.6%, decrease in HCN Segment revenue due to a decrease in student enrollment. APEI Segment revenue decreased $0.2 million, or 0.4%, compared to the prior year period.

Consolidated income from operations before interest income and income taxes in the second quarter of 2019 decreased to $5.7 million, compared to $8.0 million in the second quarter of 2018. This decrease was driven by a $1.8 million decrease in HCN Segment income from operations before interest income and income taxes. The remaining decrease was primarily due to higher advertising and information technology costs in the APEI Segment.

Net income for the three months ended June 30, 2019 was $4.9 million, or $0.30 per diluted share, compared to net income of $6.5 million, or $0.39 per diluted share, in the same period of 2018. The weighted average diluted shares outstanding for the second quarter of 2019 and 2018 were approximately 16.7 million and 16.6 million, respectively.

For the six months ended June 30, 2019, total consolidated revenue decreased by 3% to $144.0 million, compared to total revenue of $147.8 million in the prior year period. This decrease was driven by a $3.5 million, or 19.1%, decrease in HCN Segment revenue due to a decrease in student enrollment. APEI Segment revenue decreased $0.2 million, or 0.1%, compared to the prior year period.

Consolidated income from operations before interest income and income taxes for the six months ended June 30, 2019 was $7.1 million, compared to $14.2 million in the prior year period. This decrease was driven by a $9.0 million decrease in HCN Segment income from operations before interest income and income taxes. The HCN Segment loss for the period includes a $5.9 million non-cash pre-tax goodwill impairment recorded in the first quarter of 2019. APEI Segment income from operations before interest income and income taxes increased $1.8 million, or 14.7%, compared to the prior year.

Net income for the six months ended June 30, 2019 was $5.9 million, or $0.36 per diluted share, compared to net income of $11.0 million, or $0.67 per diluted share, in the prior year period. The weighted average diluted shares outstanding for the six months ended June 30, 2019 and 2018 were approximately 16.7 million and 16.6 million, respectively.

Adjusted net income for the six months ended June 30, 2019 was $10.2 million, or $0.61 per diluted share. Adjusted net income for the six months ended June 30, 2019 excludes a non-cash expense of $5.9 million, or $0.25 per diluted share, associated with a reduction in the first quarter in the carrying value of goodwill for the Company's HCN Segment as well as the applicable tax effect of the adjustment. For additional information regarding adjusted net income (a non-GAAP measure), please refer to "GAAP to Adjusted Net Income Reconciliation" in the financial tables that follow.

Total cash and cash equivalents as of June 30, 2019 were approximately $220.8 million, compared to $212.1 million as of December 31, 2018. Capital expenditures were approximately $3.0 million for the six months ended June 30, 2019, compared to $3.6 million in the prior year period. Depreciation and amortization was $8.0 million for the six months ended June 30, 2019, compared to $8.9 million in the prior year period.

During the second quarter of 2019, APEI repurchased 327,461 shares of common stock for approximately $9.6 million under its new $35 million share repurchase authorization announced on May 2, 2019.

Registrations and Enrollment:

American Public University System[1]
For the three months ended June 30,	2019	2018	% Change
Net Course Registrations by New Students	9,300	9,500	-2%
Net Course Registrations	75,900	76,800	-1%

For the six months ended June 30,	2019	2018	% Change
Net Course Registrations by New Students	19,500	18,900	3%
Net Course Registrations	160,200	160,100	0%

As of June 30,
APUS Student Enrollment[2]	80,300	81,100	-1%

Hondros College of Nursing[3]
For the three months ended June 30,	2019	2018	% Change
New Student Enrollment	315	485	-35%
Total Student Enrollment	1,540	2,020	-24%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

2APUS StudentEnrollment represents the number of unique active students, including those who take an approved leave of absence for up to two years, who have reached the eighth day of their first course or who have completed at least one course within the last 12 months for which a grade was received.

3HCNStudent Enrollment represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Third Quarter 2019 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

American Public Education anticipates third quarter 2019 consolidated revenues to decline between 11% and 7% year-over-year. The Company expects diluted earnings per share between a loss of $0.02 and net income of $0.03 in the third quarter of 2019.

American Public Education expects the following results from its subsidiaries in the third quarter of 2019:

APEI Segment:

  At APUS, total net course registrations are expected to decrease between 10% and 5% year-over-year and net course registrations by new students are expected to decrease between 17% and 12% year-over-year. 1

  The U.S. Department of Defense has announced the exhaustion of the Navy's Tuition Assistance (TA) program funds for the remainder of its fiscal year ending September 30, 2019.  APUS estimates that the temporary loss of Navy TA program funds will result in a loss of approximately 4,300 net course registrations representing approximately $2.9 million in revenue for the three months ending September 30, 2019.

  The Company anticipates spending approximately $1.2 million pre-tax in the third quarter of 2019 to evaluate replacements or upgrades to its information technology and learning management systems, which is expected to lead to a larger overall information technology transformation program that is intended to increase capabilities, make the enterprise more agile, and enhance the university experience for students. However, given that this program is in a discovery phase, there is no assurance that it will continue, be fully implemented or, if implemented, achieve the desired goals.

  APUS plans to increase its third quarter selling and promotional expense by approximately $1.8 million pre-tax as compared to the prior year period.

HCN Segment

  At HCN, both total and new student enrollment decreased approximately 29% year-over-year for the three months ended September 30, 2019.

Non-GAAP Financial Measure ("Adjusted Net Income"):

This press release contains the non-GAAP financial measure of adjusted net income for the six months ended June 30, 2019 that excludes a pretax, non-cash expense of $5.9 million associated with a reduction in the carrying value of goodwill for the Company's HCN Segment as well as the applicable tax effect of the adjustment. American Public Education believes that the use of adjusted net income is useful because it allows investors to better compare results to prior year periods.

This non-GAAP measure should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of adjusted net income is that it excludes expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

American Public Education is presenting adjusted net income in connection with its GAAP results and urges investors to review the reconciliation of adjusted net income to the comparable GAAP financial measures that is included in the tables following this press release (under the caption "GAAP to Adjusted Net Income Reconciliation") and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the Company's second quarter 2019 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education
American Public Education, Inc. (Nasdaq: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 80,000 adult learners worldwide and offer more than 200 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements
Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, the expected effects of the loss of Navy tuition assistance funds, expected revenues, earnings and expenses, plans with respect to recent, current and future initiatives (including information technology replacements and upgrades), investments and partnerships, and the expected benefits of replacements or upgrades to the Company's information technology and learning management systems.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: the Company's dependence on the effectiveness of its ability to attract students who persist in its institutions' programs; the Company's ability to effectively market its programs; adverse effects of changes the Company makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; the Company's ability to maintain strong relationships with the military and maintain enrollments from military students; the Company's ability to comply with regulatory and accrediting agency requirements and to maintain institutional accreditation; the Company's reliance on Department of Defense tuition assistance, Title IV programs, and other sources of financial aid; the Company's dependence on its technology infrastructure; strong competition in the postsecondary education market and from non-traditional offerings; and the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Report on Form 10-Q for the period ended June 30, 2019, and other filings with the SEC. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2019	2018
	(Unaudited)

Revenues	$70,560	$72,798
Costs and expenses:
Instructional costs and services	28,725	28,967
Selling and promotional	14,087	13,284
General and administrative	18,123	17,594
Loss on disposals of long-lived assets	4	558
Depreciation and amortization	3,943	4,347
Total costs and expenses	64,882	64,750

Income from operations before
interest income and income taxes	5,678	8,048
Interest income, net	1,135	661
Income before income taxes	6,813	8,709

Income tax expense	1,898	2,280
Equity investment income	6	29
Net income	$4,921	$6,458

Net income per common share:
Basic	$0.30	$0.39
Diluted	$0.30	$0.39

Weighted average number of
common shares:
Basic	16,512	16,408
Diluted	16,653	16,646

	Three Months Ended
Segment Information:	June 30,
	2019	2018
Revenues:
American Public Education, Inc.	$63,448	$63,692
Hondros College of Nursing	$7,141	$9,106
Intersegment Elimination[1]	$(29)	$—
Income (loss) from operations before
interest income and income taxes:
American Public Education, Inc.	$6,589	$7,169
Hondros College of Nursing	$(910)	$879
Intersegment Elimination[1]	$(1)	$—

	Six Months Ended
	June 30,
	2019	2018
	(Unaudited)

Revenues	$144,001	$147,765
Costs and expenses:
Instructional costs and services	56,640	58,653
Selling and promotional	29,134	28,865
General and administrative	37,188	36,482
Loss on disposals of long-lived assets	130	686
Impairment of goodwill	5,855	—
Depreciation and amortization	7,994	8,869
Total costs and expenses	136,941	133,555

Income from operations before
interest income and income taxes	7,060	14,210
Interest income, net	2,118	1,154
Income before income taxes	9,248	15,364

Income tax expense	1,835	4,145
Equity investment loss	(1,481)	(172)
Net income	$5,932	$11,047

Net income per common share:
Basic	$0.36	$0.67
Diluted	$0.36	$0.67

Weighted average number of
common shares:
Basic	16,522	16,384
Diluted	16,671	16,611

	Six Months Ended
Segment Information:	June 30,
	2019	2018
Revenues:
American Public Education, Inc.	$129,169	$129,360
Hondros College of Nursing	$14,888	$18,405
Intersegment Elimination[1]	$(56)	$—
Income (loss) from operations before
interest income and income taxes:
American Public Education, Inc.	$14,111	$12,299
Hondros College of Nursing	$(7,056)	$1,911
Intersegment Elimination[1]	$5	$—

[1] Effective January 1, 2019, the APEI Segment began charging the HCN Segment for the value of courses taken by HCN Segment employees at American Public University System.  The intersegment revenue elimination is the elimination of this intersegment revenue in consolidation.

GAAP to Adjusted Net Income Reconciliation:
The following table sets forth the reconciliation of the Company's reported GAAP net income to the calculation of adjusted net income for the six months ended June 30, 2019 and 2018:

(In thousands, except per share data)

	Six Months Ended June 30,
	2019		2018
	$	Per Share	$	Per Share

Net income:	$5,932	$0.36	$11,047	$0.67
Add adjustments:
Impairment of goodwill	5,855	0.35	—	—
Voluntary reduction in force expense	—	—	1,714	0.10
Tax effect of the non-GAAP adjustment	(1,615)	(0.10)	(447)	(0.03)
Adjusted net income:	$10,172	$0.61	$12,314	$0.74

Weighted average number of diluted
common shares outstanding:	16,671		16,611

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371; Christopher L. Symanoskie, IRC, Vice President, Investor Relations, 703.334.3880